Exhibit 5

                           February 4, 1994


California Energy Company, Inc.
10831 Old Mill Road
Omaha, NE  68154

Attention:      Board of Directors

      Re:  Registration Statement on Form S-8
           Covering 750,000 Shares of Common Stock

Ladies and Gentlemen:

      I am the Senior Vice President and General Counsel of California Energy Company, Inc., a Delaware corporation (the "Company"), and am rendering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 750,000 shares of the Company's Common Stock (the "Common Stock"), $0.0675 par value and attached Series A Junior Preferred Share Purchase Rights (the "Rights"), which are reserved for issuance under the Company's 1994 Employee Stock Purchase Plan (as adopted effective January 1, 1994).

      As a basis for the opinion expressed below, I have examined and relied upon originals or copies of documents, records, certificates (including certificates of public officials and of officers of the Company) and other instruments, have made such inquiries as to questions of fact of officers of the Company and relied to the extent deemed appropriate upon the responses to such inquiries and have made such examinations of law as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. In all such examinations, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies.

      The opinion below is restricted to matters controlled by the federal laws of the United States, the General Corporation Law of the State of Delaware and the laws of the States of California and New York.

      Based on and subject to the foregoing, I am of the opinion that the shares of Common Stock (including the Rights) that are reserved for issuance, when issued and sold in the manner contemplated by the Registration Statement, will be legally and validly issued and fully paid and nonassessable.

      I consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration
Statement and to the reference to me under the caption "Legal
Matters; Interests of Named Experts and Counsel" in the prospectus included therein.

      This opinion addresses matters only as of the date hereof and is solely for your benefit and may not be relied upon by you for any purpose other than in connection with the Registration Statement and may not be relied upon by any other person or, except for the filing referenced above, provided to any other party without my prior written consent.


                           Very truly yours,


                           /s/Steven A. McArthur
                           Steven A. McArthur
                           Senior Vice President and
                            General Counsel


SAM/jm


(ESPS-8.Op)
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